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                                                                     EXHIBIT 4.1

                     GREY WOLF DRILLING COMPANY 401(k) PLAN

                            SUMMARY PLAN DESCRIPTION

                                TABLE OF CONTENTS

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I.  INTRODUCTION..................................................................................................1

2.  DEFINITIONS...................................................................................................3

   "Compensation".................................................................................................3
   "Employer".....................................................................................................4
   "Highly Compensated Employee"..................................................................................4
   "Hours of Service".............................................................................................4
   "Key Employee".................................................................................................5
   "One-Year Break in Service"....................................................................................5
   "Participant"..................................................................................................6
   "Plan Year"....................................................................................................6
   "Top Heavy"....................................................................................................6
   "Year of Service"..............................................................................................6
   "Vesting Year".................................................................................................6

3.  BELONGING TO THE PLAN.........................................................................................7

4.  CONTRIBUTIONS TO THE PLAN.....................................................................................8

EMPLOYEE CONTRIBUTIONS............................................................................................8
   Salary Reduction Contributions.................................................................................8
   Rollover Contributions.........................................................................................9
   Nondeductible Voluntary Contributions..........................................................................9
EMPLOYER MATCHING CONTRIBUTIONS...................................................................................9
TAXATION OF CONTRIBUTIONS........................................................................................10
VESTING OF CONTRIBUTIONS.........................................................................................10
TERMINATION OF EMPLOYMENT........................................................................................11

5.  BENEFITS AND DISTRIBUTIONS FROM THE PLAN.....................................................................13

TIMING OF DISTRIBUTIONS..........................................................................................13
   Normal Distribution Time......................................................................................13
   Other Distribution Times......................................................................................13
   In-Service Withdrawal Provisions..............................................................................13
   Hardship Distributions........................................................................................14
   Consent to Distribution.......................................................................................15
FORMS OF DISTRIBUTIONS...........................................................................................16
WITHHOLDING ON DISTRIBUTIONS.....................................................................................18
DISTRIBUTIONS OF BENEFITS UPON YOUR DEATH........................................................................20
   Pre-retirement Death Benefits.................................................................................20
   Post-retirement Death Benefits................................................................................21

6.  MISCELLANEOUS................................................................................................21

   Nondiscrimination Testing.....................................................................................21
   Investment of the Trust Fund..................................................................................22
   Loans.........................................................................................................22
   Qualified Domestic Relations Orders...........................................................................22
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   Top-Heavy Plan................................................................................................23
   Amendment and Termination of Plan.............................................................................23
   Administration................................................................................................24
   Claims and Review Procedure...................................................................................24
   "Spendthrift" Provisions......................................................................................25
   Trust Fund Not Insured........................................................................................26
   Inability to Locate Person to Receive Payment, Incompetent Beneficiary........................................26
   Special Rights under ERISA....................................................................................27

7.  REFERENCES...................................................................................................30
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                                 I. INTRODUCTION

         This is a summary of the Grey Wolf Drilling Company 401(k) Plan (the "Plan") which has recently been amended. The purpose of the Plan is to provide retirement income for those eligible to participate by permitting employees to make pre-tax contributions to the Plan. The effective date of the amendment is October 1, 1997.

         We prepared this Summary to comply with a legal requirement for a "summary plan description," describing your rights and obligations as a Participant in the Plan in language which should be easy for you to understand.

         This Plan is intended to comply with Section 404(c) of the Employee Retirement Income Security Act of 1974 (ERISA). Under Section 404(c), employees who make investment decisions for the Plan assets are responsible for those investment decisions. Plan fiduciaries (including the Employer and the Plan Trustee) may be relieved of liability for any losses which are the result of investment decisions made by you. Also, since you make the investment decisions, any proxies relating to any of the investment choices will be forwarded to you for your vote.

         Under the Grey Wolf Drilling Company 401(k) Plan, you are responsible for investing all Contributions made to the Plan on your behalf. The current investment choices are:

Scudder Stable Value Fund          Scudder Value Fund
Scudder Income Fund                Scudder Small Company Value Fund
Scudder Balanced Fund              Scudder International Fund
Scudder Growth and Income Fund     Grey Wolf, Inc. Stock Fund

         The following information about these investment choices is provided in the Plan materials with which you have been provided:

     investment objectives

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     risk and return characteristics.

         Investment instructions may be made by calling Scudder Pilot Voice Response System at 1-800-541-7705, or any other means acceptable to the Plan Administrator. For more information, including any of the following, please contact your Benefits Office:

         Annual operating expenses and expense ratios for investment alternatives; Copies of prospectuses, reports, and financial statements of investment alternatives; List of assets within an investment alternative (other than mutual funds); Information on the share/unit value of each investment alternative; Information on the performance of the investment alternatives; and Information on the value of shares/units in the investment alternatives held by you.

         Please remember that this is only a Summary and therefore cannot cover all the details of the Plan or act as a substitute for the Plan document which contains all of the provisions of the Plan. In addition, we may have unintentionally left out or misstated some items. If there is any inconsistency between this Summary and the actual provisions of the Plan, the actual provisions set forth in the Plan document will control.

         If you have any questions about the Plan or about your benefits under the Plan, please contact your Plan Administrator, Grey Wolf, Inc.

                                 2. DEFINITIONS

         Listed below are definitions for some terms that are used throughout this Summary and the Plan. Since these words may have technical meanings slightly different from their ordinary meanings, please refer to these definitions when you are reading this Summary or the Plan document.

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"COMPENSATION"

         Compensation means W-2 Compensation. This definition of Compensation will apply for allocating or determining Salary Reduction Contributions, Employer Matching Contributions.

         For the purposes of allocating or determining Employer Matching Contributions, Compensation shall include a Participant's Salary Reduction Contributions and other amounts which are excluded from an Employee's gross income pursuant to Code Sections 125, 402(a)(8), 402(h)(1)(B) and 403(b).

         However, for the purposes of allocating or determining Employer Matching Contributions, Compensation shall include amounts only for the period for which a Matching Contribution is made.

         The maximum amount of Compensation which may be considered for most purposes under the Plan is limited to $160,000 per Plan Year (as indexed for inflation).

"EMPLOYER"

         Employer means Grey Wolf, Inc. any successor organization adopting this Plan, and all organizations and entities which are required by the Internal Revenue Code to be aggregated with Grey Wolf, Inc.

"HIGHLY COMPENSATED EMPLOYER"

         Highly Compensated Employee is an employee who: owns or owned more than 5% of the Employer during the Plan Year or the preceding Plan

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         Year; or

     earned more than $80,000 (indexed annually) in annual Compensation from the Employer during the preceding Plan Year. (The Employer may elect to include only those employees who earned more than $80,000 and who were in the "top-paid group" of employees for the same year. "Top-paid group" means the top 20% of employees, based on Compensation for the year.)

"HOURS OF SERVICE"

         Hours of Service means any hours for which you are either paid or entitled to be paid by the Employer for performing duties or for other reasons such as vacation, holidays, sick days, maternity or paternity leave, disability, jury or military duty, layoff or authorized leave of absence.

         Hours of Service are used when determining whether you have met the eligibility and vesting requirements of the Plan.

         Please note that Hours of Service you may have accumulated for reasons other than performing duties, such as vacation, maternity leave, etc., cannot exceed 501 hours for each continuous period during which you do not perform any duties.

"KEY EMPLOYEE"

         Key Employee is an employee who at any time during the Plan Year, or any of the preceding four Plan Years, is one or more of the following:

          An individual owning more than 5% of the business;

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         An individual owning more than 1% of the business and earning more than
         $160,000; An officer of the business earning more than $60,000 (as indexed for inflation); or One of the 10 employees earning more than $30,000 and owning the largest interest in the business.

"ONE-YEAR BREAK IN SERVICE"

         One-Year Break in Service is a 12 month period during which you complete 500 or fewer Hours of Service (see definition above). The 12 month periods are measured from the day you began working for the Employer in the same manner as Years of Service are determined.

"PARTICIPANT"

         Participant means an employee who has satisfied the eligibility requirements of the Plan and is thereby eligible to participate in the Plan. See Section 3 of this Summary for the Plan's eligibility requirements.

"PLAN YEAR"

         Plan Year means the 12-month period ending on the last day of December over which Plan records are maintained.

"TOP HEAVY"

         Top Heavy describes a Plan in which the sum of account balances of Key Employees (defined above) exceeds 60% of the sum of account balances of all Participants.

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"YEAR OF SERVICE"

         A Year of Service is a 12-consecutive-month period during which you complete 1,000 Hours of Service. A Year of Service will be measured beginning on the first day you complete an Hour of Service or an anniversary of that date.

"VESTING YEAR"

         Vesting Year means a year to be accrued on the vesting schedule (see "VESTING OF CONTRIBUTIONS," below). A Vesting Year will be credited to you for the appropriate measuring period during which you complete 1000 Hours of Service. A Vesting Year will be measured on the 12-consecutive-month period beginning on the first day you complete an Hour of Service or an anniversary of that date.

         When calculating your Vesting Years, the Employer will include your employment before this Plan or a predecessor plan was established. The Employer will also include prior service with any company acquired by the Employer.

                            3. BELONGING TO THE PLAN

         Before you become a Participant in the Plan, you must satisfy certain eligibility requirements. These requirements are explained in this section.

         Employees hired on or before December 31, 1997, are immediately eligible to make Salary Reduction Contributions and Nondeductible Voluntary Contributions and to receive an allocation of Employer Matching Contributions made to the Plan on your behalf. All other employees must meet the requirements set forth below.

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         You have the right to make Salary Reduction Contributions and
Nondeductible Voluntary Contributions and to receive an allocation of Employer Matching Contributions made to the Plan on your behalf after you complete One Year of Service for the Employer.

         You must complete 1000 Hours of Service during the year in order for the year to count as a Year of Service. A Year of Service is measured over 12-month periods beginning on your initial date of employment or reemployment for the Employer, or an anniversary of that date. When calculating your Hours of Service for each week during which you work at least one hour for the Employer, your Employer will credit you with the actual number of hours for which you performed services for the Employer during that week.

         All employees who have completed the necessary length of service stated above and who are at least 18 years of age are eligible to participate except non-resident aliens who work for the Employer outside of the United States, individuals covered by a collective bargaining contract (please refer to Plan document for specific details), and third-country national employees.

         You will become a Participant for Salary Reduction Contributions, Nondeductible Voluntary Contributions and Employers Matching Contributions on the first day of the next quarter of the Plan Year after you complete all of the above applicable requirements.

                          4. CONTRIBUTIONS TO THE PLAN

                             EMPLOYEE CONTRIBUTIONS

SALARY REDUCTION CONTRIBUTIONS

         You may elect to have part of your Compensation contributed to the Plan through salary reductions.

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These contributions are called "Salary Reduction Contributions." The minimum percent of your Compensation that you may contribute is 1%, and the maximum percent of your Compensation that you are allowed to contribute is 15%. Contributions must be made in 1% increments.

         Your Salary Reduction Contributions are limited for each calendar year to $10,000, as indexed for inflation. For 1998, the indexed limit is $10,000. If you contribute more than is allowed for any year, you should notify your Employer between January 1 and March 1 of the following year so that the Employer will be able to have the excess removed by April 15th of that same following year to avoid any tax penalty.

ROLLOVER CONTRIBUTIONS

         If the Plan Administrator allows it, you may make a Rollover Contribution to the Plan from another tax-qualified plan. You must either make a Rollover Contribution within 60 days of receiving the Rollover amount or have the amount directly rolled over from your prior plan (or a conduit IRA). In most cases, the Plan Administrator will require that you state in writing that the amount is eligible for a Rollover according to the Internal Revenue Code requirements. Any Rollover Contributions and their earnings are always 100% vested, and you may withdraw all or a portion of your Rollover Contributions and any earnings on those contributions at any time.

NONDEDUCTIBLE VOLUNTARY CONTRIBUTIONS

         You may make Nondeductible Voluntary Contributions on your own behalf. You may contribute a maximum of 15% of Compensation on a combined basis between Salary Reduction Contributions and Nondeductible Voluntary Contributions. These Nondeductible Voluntary Contributions and their earnings are always 100% vested. There will be no Employer Matching Contributions on Nondeductible Voluntary Contributions. You may withdraw all or a portion of your Non-deductible Voluntary Contributions and any earnings on those contributions at any time.

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                         EMPLOYER MATCHING CONTRIBUTIONS

         Each Plan Year, the Employer will match 100% of your Salary Reduction Contributions up to the first 3% of your Compensation, plus 50% of your Salary Reduction Contributions of your next 3% of your Compensation.

         The explanation of how Compensation is defined for the purpose of Employer Matching Contributions can be found on pages 3-4 of this Summary.

                            TAXATION OF CONTRIBUTIONS

         All contributions made to your Account (other than Non-Deductible Voluntary Contributions, if any) are not currently subject to federal, and most state, income taxes, but will be subject to federal, and possibly state and local, income taxation along with their earnings when benefits are later paid to you or your beneficiaries. Also, any distributions you receive before reaching the age of 59 1/2 will be subject to a 10% IRS early withdrawal penalty, unless the distribution is:

         1) Paid on account of your disability;

         2) Paid to you after you separate from service, in substantially equal payments based on your life expectancy or the joint life expectancy of you and your beneficiary (provided that the payments continue without modification until the later of 5 years or age 59 1/2);

         3) Paid to you on account of a separation from service after you have reached age 55;

         4) Paid on account of your death;

         5) Paid to a spouse, ex-spouse or other party pursuant to a qualified domestic relations order; or

         6) Paid for medical expenses (only to the extent such expenses would be deductible).

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                            VESTING OF CONTRIBUTIONS

         All contributions you make (e.g., Salary Reduction Contributions, Rollover Contributions and Nondeductible Voluntary Contributions) are fully vested and non-forfeitable when made. To the extent assets are "vested," they are "non-forfeitable" and may not be lost or taken away, even if you leave your job.

              All Matching Contributions made by the Employer on your behalf, and any earnings on those contributions, will vest and become non-forfeitable at the following rate:

               Vesting Years              Percent Vested

                     1                          20%
                     2                          40%
                     3                          60%
                     4                          80%
                     5                         100%

Additionally, any Employer Profit Sharing Contributions made prior to October 1, 1997 and any earnings on those contributions will vest according to the above schedule. Notwithstanding the foregoing, individuals who were participants in the Grey Wolf Drilling Co. Employee's 401(k) & Profit Sharing Plan will become 100% vested upon attaining age 55.

                            TERMINATION OF EMPLOYMENT

         If you are a Plan Participant and you leave your job with the Employer, you will no longer be eligible to participate in the Plan. You may, however, be entitled to receive an allocation of any Employer Contributions for the Plan Year during which you terminated employment (see "EMPLOYER MATCHING CONTRIBUTIONS," above). If you return to work for the Employer, you will immediately become a Participant in the Plan again (provided you are a member of an eligible class of employees).

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         If you separate from service before you are 100% vested, you will be entitled to take distribution of only the vested portion of your account(s) . The non-vested portion will be forfeited. However, if you return to work before incurring five (5) consecutive One-Year Breaks in Service, and you repay to the Plan the entire amount of your distribution from the Plan account(s) which was not fully vested, the Employer will reinstate your account(s), including the amount that was forfeited. You will generally have 5 years measured from the date you received your distribution during which to repay the amount you took as a distribution. You should check with the Plan Administrator for more detailed information concerning these rules and their application to your situation.

         If you decide to leave your account balance(s) in the Plan, the Employer will not forfeit the non-vested portion until you have incurred five
(5) consecutive One-Year Breaks in Service, or until you elect to take a distribution of your vested portion, whichever is earlier.

         Forfeitures will be applied to reduce the Employer's obligation to make future Matching Contributions.

         If you return to work for the Employer, and again participate in the Plan, any Vesting Years you accumulated before you left your job will be used in determining the vested portion of any subsequent Employer Contributions you may receive. The extent to which your future service with the Employer may be used to increase the vested portion of Employer Contributions you received prior to separation depends on how many One-Year Breaks in Service you incur before you are re-hired. If you were not fully vested at the time you left your job but you did not incur five (5) consecutive One-Year Breaks in Service, any Vesting Service you accumulate after re-hire will be counted in determining the vested portion of the Employer Contributions you received prior to your separation from service. If you did incur five (or more) consecutive One-Year Breaks in Service, the vested portion of the Employer Contributions you received

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prior to separation will not be increased on account of your subsequent service and the non-vested portion will remain forfeited.

                   5. BENEFITS AND DISTRIBUTIONS FROM THE PLAN

                             TIMING OF DISTRIBUTIONS

NORMAL DISTRIBUTION TIME

         Your Normal Retirement Date will be when you reach the age of 65. Unless you elect otherwise, distribution of your account balance generally will begin following the end of the Plan Year in which you either reach your Normal Retirement Date or you stop working for the Employer, whichever is later.

         If you are not a 5% owner, you are required to begin receiving required minimum distributions ("RMDs") not later than April 1st of the calendar year following the later of (i) the date you attain age 70 1/2, or (ii) the date you retire from service for the Employer. If you are a 5% owner, however, you are required to begin receiving RMDs not later than April 1st of the calendar year following the year in which you attain age 70 1/2 -- regardless of whether you are still employed by the Employer. In any event, you must continue receiving RMDs by December 31st of each subsequent year.

         If you do not receive your RMD for any year, you will be subject to an IRS penalty equal to 50% of the amount you did not timely receive.

OTHER DISTRIBUTION TIMES

         You may elect an earlier time for distribution to begin, provided that distributions do not begin before you have reached your Normal Retirement Date, become disabled, or separated from service with the Employer.

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IN-SERVICE WITHDRAWAL PROVISIONS

PARTICIPANTS OF THE FORMER GREY WOLF DRILLING CO. EMPLOYEE'S 401(k) & PROFIT SHARING PLAN

         If you were a participant in this Plan on September 30, 1997, you may withdraw 25%, 50%, 75% or 100% of your vested profit sharing account balance by providing 30 days written notice to the Plan Administrator (not to exceed 100% of the amount credited to your profit sharing account for Plan Years ending more than two (2) years before the date of such written notice).

PARTICIPANTS OF THE DI INDUSTRIES, INC. SALARY DEFERRAL PLAN

         If you were a participant in this Plan, your vested account balances as of September 30, 1997 (including earnings), may be withdrawn for any reason upon attainment of age 59 1/2.

HARDSHIP DISTRIBUTIONS

         You are also eligible to receive in-service distributions from your account if you encounter financial hardship. Hardship distributions will be available only in the event of an immediate and heavy financial need resulting from one or more of the following ("Hardship Distributions"):

         1. Certain medical expenses for you, your spouse, or any of your dependents;

         2. Purchase of your principal residence (this does not include mortgage payments);

         3. Payment of tuition and certain related expenses for the next twelve months of post-secondary education for you, your spouse, your children or other dependents; or

         4. Payment to prevent your eviction from your principal residence or to prevent foreclosure on the mortgage on your principal residence.

         Hardship Distributions may be taken from Salary Reduction Contributions and from Employer Matching Contribution and Employer Profit Sharing Contribution account balances if you are 100% vested in these accounts. Earnings on Salary Reduction Contribution amounts contributed will not be

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available for Hardship Distributions.

         You must also satisfy the following conditions to receive a hardship distribution:

         1. You must have taken all other permissible distributions or nontaxable loans from this Plan or any other plan of the Employer.

         2. You will not be permitted to make Salary Reduction Contributions or Nondeductible Voluntary Contributions for twelve months after you receive a hardship distribution.

         3. The hardship distribution may not exceed the amount of your immediate and heavy financial need (including amounts necessary to pay any federal, state, or local income taxes or penalties likely to result from the distribution).

         4. For the year following the year in which you took the hardship distribution, the maximum amount that you will be able to contribute to the Plan by Salary Reduction Contributions will be the difference between (a) the limit on Salary Reduction Contributions for that year ($10,000 as indexed for inflation) and (b) the amount you contributed to the Plan by Salary Reduction in the year you took the hardship distribution.

CONSENT TO DISTRIBUTION

         If your Plan account balance (excluding your Rollover Account) is $5,000 or less, the Plan Administrator may authorize distribution of your Plan accounts in a single lump sum payment without your consent, once you have reached a time when distributions can begin (e.g., your termination of employment). If your account balance (excluding your Rollover Account) is over $5,000, distributions cannot be made without your consent (except in the case of required minimum distributions, described in "NORMAL DISTRIBUTION TIME," above).

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                             FORMS OF DISTRIBUTIONS

For Account Balances (including earnings) on and after October 1, 1997, under the Grey Wolf Drilling Company 401(k) Plan

         Your vested account balances under the Plan will be distributed to you in the form of a single lump sum cash payment or, you may also choose to receive any Grey Wolf Drilling Company stock in your accounts, in the shares of stock.

FOR ACCOUNT BALANCES (INCLUDING EARNINGS) AS OF SEPTEMBER 30, 1997, FOR FORMER PARTICIPANTS OF THE GREY WOLF DRILLING CO. EMPLOYEES 401(k) AND PROFIT SHARING PLAN

         The "Normal Distribution Form" for account balances as of September 30, 1997, will be in the form of a joint and survivor annuity if you are married, unless you waive this requirement (See below). The qualified joint and survivor annuity must equal at least 50% but no more than 100% of your vested account balance. This annuity will be purchased with your vested account balance and will provide payment to you and your spouse for your lives. After your death, the payments will be equal to 50% of the payments made during your lifetime.

         If you are unmarried, the "Normal Distribution Form" will be a life annuity, unless you waive this requirement (See below). A life annuity will provide payments to you for your life.

         If you wish to elect an "Optional Distribution Form" for this portion of your vested account balance, you must execute a waiver of joint and survivor annuity and obtain the written consent of your spouse if married. You will be given an opportunity to waive the joint and survivor annuity with your spouse's consent approximately three (3) months before the annuity would otherwise be distributed to you.

         You may choose one of the "Optional Distribution Forms" listed below:

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         1. Lump Sum payment in cash, or in shares of Grey Wolf Drilling Company stock that you hold in your accounts.

         2. Substantially equal monthly installments over a ten year period (or your actuarially determined life expectancy, or that of you and your designated beneficiary.

         3. Life annuity payment

         4. Life annuity payment with a full cash refund

         5. Life annuity payment made on a monthly basis for a minimum of 120 months.

         6. 50%, 66 2/3 or 100% qualified joint and survivor annuity for your life and the life of your spouse or designated beneficiary.

FOR ACCOUNT BALANCES (INCLUDING EARNINGS ) AS OF SEPTEMBER 30, 1997, FOR FORMER PARTICIPANTS UNDER THE DI INDUSTRIES, INC. SALARY DEFERRAL PLAN

         The "Normal Distribution Form" for account balances as of September 30, 1997, will be in the form of a 50%, 75% or 100% qualified joint and survivor annuity if you are married, unless you waive this requirement (See below). This annuity will be purchased with your vested account balance and will provide payment to you and your spouse for your lives. After your death, the payments will be equal to 50%, 75% or 100% of the payments made during your lifetime (depending on the form chosen).

         If you are unmarried, the "Normal Distribution Form" will be a life annuity, unless you waive this requirement (See below). A life annuity will provide payments to you for your life.

         If you wish to elect an "Optional Distribution Form" for this portion of your vested account balance, you must execute a waiver of joint and survivor annuity and obtain the written consent of your spouse if married. You will be given an opportunity to waive the joint and survivor annuity with your

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spouse's consent approximately three (3) months before the annuity would otherwise be distributed to you.

You may choose one of the "Optional Distribution Forms" listed below:

         1. Lump sum payment in cash, or in shares of Grey Wolf, Inc. stock that you hold in your accounts.

         2. Payments over a period certain in monthly, quarterly, semiannual or annual cash installments.

         3. Annuity for the life expectancy of the participant or the life of the participant and his or her designated beneficiary.

                          WITHHOLDING ON DISTRIBUTIONS

         Most distributions paid directly to you will be subject to a 20% federal income tax withholding requirement. (Certain state income tax withholding obligations may also apply.) This requirement cannot be waived. However, the withholding requirement can be avoided under the following circumstances:

         1. If you receive substantially equal installment payments designed

              a) to be paid over a period of at least 10 years; or

              b) to be paid for the duration of your life (or life expectancy)
                 or the joint lives (or joint life expectancies) of you and your beneficiary the 20% withholding requirement will not apply.

         2. If all or a portion of the distribution is a "required minimum distribution" under Section 401(a)(9) of the Internal Revenue Code, the 20% withholding requirement will not apply to the portion that is a required minimum distribution.

         3. If your distribution is eligible for rollover treatment, you can have your distribution directly

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

            rolled over into an IRA or another qualified retirement plan (i.e., not paid to you) and the distribution will not be subject to the 20% withholding.

         Check with the Human Resources Department for more information on these rules.

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                    DISTRIBUTIONS OF BENEFITS UPON YOUR DEATH

PRE-RETIREMENT DEATH BENEFITS

For Account Balances (including earnings) under the Grey Wolf Drilling Company 401(k) Plan

         If you are married and you die before distribution of your vested account balances have begun, your vested account balances will be distributed to your spouse, unless you designate an alternative Beneficiary (or Beneficiaries) for all or a portion of your account. To designate a Beneficiary (or Beneficiaries) other than your spouse, you must obtain your spouse's written consent. If you are unmarried at the time of your death, your vested account balances will be paid to your designated Beneficiary (or Beneficiaries).

FOR ACCOUNT BALANCES (INCLUDING EARNINGS) AS OF SEPTEMBER 30, 1997, FOR FORMER PARTICIPANTS OF THE GREY WOLF DRILLING CO. EMPLOYEES 401(k) AND PROFIT SHARING PLAN AND DI INDUSTRIES, INC. SALARY DEFERRAL PLAN

         If you are married and you die before distributions of the portion of your vested account balances attributable to your September 30, 1997 account balances have begun, 50% of this portion of your vested account balances will be applied to purchase a pre-retirement survivor annuity for the life of your living spouse, unless you waive this requirement with your spouse's consent. (See below). The remainder of your vested account balances will be paid to the beneficiary or beneficiaries that you designated during your lifetime.

         You will be given the opportunity to waive the requirement of a pre-retirement survivor annuity with your spouse's written consent. After waiving the annuity, you may designate a beneficiary or beneficiaries to receive the portion of your vested account balance which would otherwise be paid to your spouse in the form of a pre-retirement survivor annuity. The distribution of benefits other than the pre-retirement survivor annuity will be made in a form to be determined by the beneficiary.

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

         Distribution(s) to your spouse or Beneficiary (or Beneficiaries) will be made in the form(s) elected by your spouse or each Beneficiary, unless you previously designated the form of distribution.

POST-RETIREMENT DEATH BENEFITS

         If you die after the distribution of your vested account balance has commenced, the remainder of the distributions will continue to be paid, in the same manner, to your spouse or any Beneficiary (or Beneficiaries) you properly designated before your death.

                                6. MISCELLANEOUS

NONDISCRIMINATION TESTING

         Each year the Employer is required to test the Plan for nondiscrimination. The test is performed by comparing the average percentage of compensation contributed on behalf of the Highly Compensated Employees with the average percentage of compensation contributed on behalf of the non-Highly Compensated Employees. The average percentage for the Highly Compensated cannot exceed the average percentage for the non-Highly Compensated by more than a certain amount.

         If the Plan fails the nondiscrimination test, or any other test required by the IRS, the Employer will be required to take steps, such as returning some of the contributions made on behalf of certain Highly Compensated Employees, to bring the Plan into compliance with the various nondiscrimination and related rules. You will be informed if any contributions need to be removed from the Plan and paid to you.

INVESTMENT OF THE TRUST FUND

         All contributions made on your behalf are held in a Trust Fund, in a separate account maintained in your name and invested by the Trustee. The Trust Fund is maintained strictly for the benefit of Participants

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

and their Beneficiaries; the Trustee is required to act only in their interests. Decisions with respect to the investment of the assets in your particular account will be made by you.

LOANS

         Loans are permitted. Loans are made only from your account and are subject to the nondiscriminatory terms and conditions prescribed by the Administrator, as described in the loan policy attached to this Summary.

QUALIFIED DOMESTIC RELATIONS ORDERS

         While Federal law protects your Plan assets from creditors, qualified domestic relations orders are an exception. A qualified domestic relations order is a court order that gives an alternate payee (such as a spouse, former spouse, or child) a right to part or all of your Plan assets. Such an order can force payment of benefits while you are working even though the Plan may otherwise prohibit distributions earlier than retirement, termination, death or disability. The Plan Administrator will notify you if the Plan receives a domestic relations order relating to you and must determine, within a reasonable time, if the order is qualified. If you have any questions about qualified domestic relations orders, you should contact the Plan Administrator.

TOP-HEAVY PLAN

         For any Plan Year the Plan is determined to be Top-Heavy, the Employer may be required to make additional minimum contributions on behalf of the non-Key Employees and/or to accelerate vesting.

AMENDMENT AND TERMINATION OF PLAN

         The Employer intends to maintain the Plan indefinitely. Nevertheless, the Employer does have the right to amend or terminate the Plan at any time. In the event the Plan is ever amended or terminated, the Plan contains the following provisions designed to protect your benefits: Once the Employer has made a valid contribution to the Trust, the Employer cannot recover it. Similarly, once you have a vested benefit, it cannot be taken away. Finally, unless the law requires it, or the government gives special permission, the amount in your account cannot be reduced and the Plan's distribution options cannot be restricted.

         Once you become a Participant in the Plan, you will maintain your interest in all future Employer contributions regardless of whether the Employer changes the Plan's eligibility and/or vesting requirements. If the Plan's vesting schedule is changed, Participants with three (3) or more Vesting Years (five (5) or more Vesting Years for Participants who have not been credited with an Hour of Service in a Plan Year beginning after 12/31/88) may choose to keep the old vesting schedule for their accounts.

         If the Plan is combined in any way with another plan, your benefit under the combined plan will not be less than it would have been if the Plan had terminated, instead of being combined with the other plan.

         If the Plan terminates or the Employer completely discontinues contributions, the Plan Administrator will instruct the Trustee as to whether and how to distribute Participants' accounts.

         The Employer has delegated a limited power to amend the Plan to Scudder Investor Services, Inc.

ADMINISTRATION

         The individual or entity whose name appears on page 30 will serve as Plan Administrator. It is the Plan Administrator's job to keep lists of Participants and their Beneficiaries, to process disbursement orders, to take care of bookkeeping and recordkeeping, and to prepare reports for employees and government agencies. The Plan Administrator will also have the authority to decide all questions about the interpretation of Plan provisions and to hold hearings on disputed claims for benefits.

CLAIMS AND REVIEW PROCEDURE

         The Plan Administrator will administer the Plan to provide benefits to you as soon as you are entitled to receive them. The following procedure is, however, available to you if you feel that you are entitled to a benefit you are not receiving:

         (a) Making a Claim
            You must make a claim to the Plan Administrator in writing unless the Plan Administrator agrees that this formality is not required.





         (b) Notice of Reason For Denial
            If the Plan Administrator denies your claim to a benefit, you must receive written notice of the denial within 60 days after the day you filed your claim. This notice must give you the reasons for the denial and a description of what your rights are for review of the denial.


         (c) Review

            You will have 60 days from the day you received a denial from the Plan Administrator to make a written application for review. You may have a hearing at that review session if you ask for it. If you request a hearing, you may have a lawyer with you, you may examine the Plan documents, and you may submit your own comments in writing.

         The Plan Administrator must make a decision on the review within 60 days of your application, except that up to 60 more days may be taken if the Plan Administrator finds that special circumstances exist, such as the need to hold a hearing. You will receive the Plan Administrator's decision in writing, including reasons for that decision.

"SPENDTHRIFT" PROVISIONS

         Generally, the Plan does not allow you to pledge, give away or sell your rights to your account. Except to the extent that the Plan permits you to take out loans on your account, and except as ordered by a court pursuant to a qualified domestic relations order, your account balance may not be reduced for any reason.

TRUST FUND NOT INSURED

         The funds in the Plan are not insured because insurance is not available for this type of retirement plan. Pension insurance is available only for plans in which the actual dollar amount of the benefits is known. In this Plan, the actual dollar amount of the contributions varies from year to year, and the amount in your account depends on the investment results in the Trust Fund. The value in dollars of your benefits will therefore not be known until you are entitled to receive them. Consequently, the Plan is not eligible for insurance.

INABILITY TO LOCATE PERSON TO RECEIVE PAYMENT, INCOMPETENT BENEFICIARY

         If the person eligible to receive any benefit from the Plan is unable to be located or identified, the Plan Administrator, in his/her discretion, may direct the Trustee to: (1) forfeit and reallocate the benefit to the remaining Participants, (2) retain the benefit in the Trust, or (3) pay the benefit to a court pending judicial determination of who is entitled to the benefit. If the benefit is forfeited and reallocated, however, the Employer will be required to reinstate the benefit if the person eligible to receive the benefit is later located or identified.

         If the Plan Administrator decides that any person to whom a benefit is payable is physically or mentally incapable of handling his or her financial affairs, the Plan Administrator may direct the Trustee to make payments that would normally be due to that individual, either to the individual's legal representative or custodian, or to apply such payments directly for the individual's support and maintenance.

SPECIAL RIGHTS UNDER ERISA

         As a participant in the Plan, you are entitled to certain rights and protection under ERISA (Employee Retirement Income Security Act of 1974). ERISA provides that all participants will be entitled to:

         (a) Examine without charge, at the Plan Administrator's office, all Plan documents including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

         (b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

         (c) Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary financial report.

         (d) Obtain a statement telling you whether you have a right to receive a pension at normal retirement age, and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to have a right to a benefit. You must request this statement in writing. The Plan Administrator is not required to provide this statement more than once a year, but must provide the statement free of charge.

         (e) In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, the Plan Administrator and the Trustee, are called "fiduciaries" of the Plan, and have a duty to act prudently and in the interest of you and other Plan Participants and Beneficiaries.

             No one, including the fiduciaries, your Employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. If your claim for a pension benefit is denied in whole or in part, the Plan Administrator must provide you with a written explanation of the reason for the denial. You also have the right to have the Plan Administrator review and reconsider your claim.

             You can take the following steps to enforce the above rights under
             ERISA:

             1. If you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

             2. If you have a claim for benefits which is denied or
                ignored, in whole or in part, you may file suit in a state or federal court.

             3. If the Plan fiduciaries misuse the Plan's money, or
                if you are discriminated against for asserting your rights, you may ask for assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

         If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                                  7. REFERENCES

Name of Plan:                               Grey Wolf Drilling Company 401(k)
                                            Plan



Plan Number:                                002


Plan Year:                                  The 12-month period ending on
                                            the last day of December.


Name, Address and Phone Number              Grey Wolf, Inc.
of Employer:                                10370 Richmond Avenue, Suite
                                            600
                                            Houston, TX  77042
                                            (713) 435-6100


Employer Identification Number:             74-2144774


Employer's Fiscal Year:                     The 12-month period ending on
                                            the last day of December.


Name and Address of Plan Administrator:     Grey Wolf, Inc.
                                            10370 Richmond Avenue, Suite
                                            600
                                            Houston, TX  7042


Name and Address of Agent for
Service of Legal Process:


Name and Address of Trustee:                Scudder Trust Company
                                            11 Northeastern Blvd.
                                            Salem, NH  03079